EXHIBIT 99.1

PROXY

Southern Community Bancorp

250 North Orange Street

Orlando, Florida 32801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CHARLIE W. BRINKLEY, JR. and JOHN G. SQUIRES, or either of them, as proxies, each with the full power to appoint a substitute, to vote, as designated on the reverse side, all of the shares of common stock of Southern Community Bancorp held by the undersigned at the Special Meeting of Shareholders to be held on             , 2004, or any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions:

[PLEASE MARK, SIGN AND DATE THE REVERSE SIDE OF THIS CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE]

1.	Proposal to approve the Agreement and Plan of Merger dated as of March 19, 2004 by and between First National Bankshares of Florida, Inc. and Southern Community Bancorp, pursuant to which Southern Community would be merged with and into First National, as more fully described in the accompanying proxy statement/prospectus.

☐     FOR             ☐     AGAINST             ☐     ABSTAIN

In their discretion, the proxies are authorized to vote upon any other matter which may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER(S). IF THIS PROXY CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, THE SHARES WILL BE VOTED IN FAVOR OF PROPOSAL 1.

Signature(s) of Shareholder(s)

Dated , 2004

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee, etc., or as an officer of a company, please give your full title(s) as such. For joint accounts, each owner must sign.